Seritage Growth Properties Announces Second Quarter 2018 Dividend
for Common and Preferred Shares

New York, NY – April 25, 2018 – Seritage Growth Properties (NYSE: SRG) announced today that its Board of Trustees declared a cash dividend of $0.25 per Class A and Class C common share for the second quarter of 2018.  The common dividend will be paid on July 12, 2018 to Class A and Class C shareholders of record on June 29, 2018.

The Company also announced today that its Board of Trustees declared a cash dividend of $0.4375 per share of its 7.00% Series A Cumulative Redeemable Preferred Shares.  The preferred dividend will be paid on July 16, 2018 to holders of record on June 29, 2018.

About Seritage Growth Properties
Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 230 wholly-owned properties and 23 joint venture properties totaling over 39 million square feet of space across 49 states and Puerto Rico.  The Company was formed and listed on the New York Stock Exchange (NYSE: SRG) in July 2015 in conjunction with the acquisition of a portfolio of real estate from Sears Holdings.  Our mission is to create and own revitalized shopping, dining, entertainment and mixed-use destinations that provide enriched experiences for consumers and local communities, and that generate long-term value for our shareholders.  The Company is headquartered in New York, NY.

Contact
Seritage Growth Properties
646-277-1268
IR@Seritage.com